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Contact: Craig J. Scher 215/569-4200                          NEWS RELEASE
                  cscher@usabancshares.com

FOR IMMEDIATE RELEASE
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               USABANCSHARES.COM, INC. ANNOUNCES RECEIPT OF NASDAQ
             STAFF DETERMINATION CONCERNING DELISTING OF SECURITIES

         USABancShares.com, Inc. (the "Company") (NASDAQ: USAB) announced today that it has received a letter from the Nasdaq Stock Market, Inc. ("Nasdaq") indicating that the Nasdaq staff had determined that its shares would be delisted, effective as of February 4, 2002, due to the Company's failure to hold its annual stockholders' meeting and to solicit proxies and provide proxy statements to the Nasdaq for the fiscal year ended December 31, 2001, as required by Marketplace Rules 4350(e) and 4350(g), respectively.

         As the Company has previously disclosed, the Company has been actively seeking financing or another strategic transaction, and has determined that it is advisable to delay its annual meeting, and any proxy solicitations in connection therewith, until the terms of such a transaction are finalized. The Company intends to seek approval of any such transaction at its annual meeting and through proxy solicitation, and believes that it is not in the best interests of the stockholders to incur the expense of a stockholders' meeting prior to finalizing these plans. Additionally, Nasdaq's moratorium on delisting companies based on an inadequate minimum bid price and market capitalization, implemented following the events of September 11, is scheduled to be lifted in the near future and, as the Company disclosed in July 2001, the Company's minimum bid price and market capitalization fails to meet Nasdaq's listing standards. The Company expects that Nasdaq will proceed with delisting the Company for that reason once the moratorium is lifted.

         Based on the Company's decision to delay its annual meeting, the minimum bid price and the market capitalization requirement, the Company has decided to forego the expense of appealing the Nasdaq decision.

         If the Company's shares are delisted on February 4, the stock will still be traded over-the-counter, more commonly known as the OTC market under the symbol "USAB.OB". The Company expects that the price of its stock will be electronically displayed on the OTC Bulletin Board, or OTCBB.


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         Some of the statements contained in this press release discuss future expectations and financial conditions and state other "forward looking" information. Those statements are subject to known and unknown risks; uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example: general economic conditions, including their impact on capital expenditures; business conditions in the financial services industry; the regulatory environment; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; new services and products offered by competitors; and price pressures.

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